Exhibit 2.2

AMENDMENT NO. 1 TO
SHARE PURCHASE AGREEMENT
July 22, 2017
Datatec Limited, a public company organized and existing under the laws of the Republic of South Africa (“Parent”), Datatec PLC, a public limited company organized and existing under the laws of the United Kingdom, and a wholly-owned subsidiary of Parent (“UK Parent Subsidiary,” and together with Parent, the “Seller Entities”), and SYNNEX Corporation, a Delaware corporation (the “Purchaser”) agree to amend the Share Purchase Agreement, dated as of June 5, 2017 (the “Agreement”), as follows:

1.    Capitalized terms not defined herein shall have the meanings given in the Agreement. Rules of interpretation and construction applicable to the Agreement shall apply to the interpretation of this Amendment No. 1 to Share Purchase Agreement (this “Amendment”).
2.    A new paragraph (g) is added as follows to Section 3.24 of the Agreement:
(g)    As of the Closing Date, after giving effect to the Internal Reorganization and the Ancillary Agreements, (i) all central head office and technology costs of the US Parent Subsidiary and the Target Subsidiaries shall be borne for the period beginning upon the Closing Date by the UK Subsidiary, the SA Company, and their respective Subsidiaries, (ii) all employees and consultants who, at or prior to Closing, provided central head office or technology services to the US Parent Subsidiary or the Target Subsidiaries shall be employees or consultants of the UK Subsidiary, the SA Company, or their respective Subsidiaries (excluding any employees and consultants whose services terminated at Closing) , all the costs associated with such employees and consultants will be assumed by the UK Subsidiary, the SA Company, or their respective Subsidiaries, on and from the Closing Date, and (iii) all assets which form part of the ITS division contained within Westcon Group North America Inc., including any assets, intellectual property or licenses associated with SAP America, Inc. and Verecloud, Inc., shall be transferred and assigned by the US Parent Subsidiary and the Target Subsidiaries to the UK Subsidiary or its applicable Subsidiaries, as set forth in the Step Plan set forth in Section 1.1 of the Disclosure Letter., subject to any applicable third party’s consent; provided, however, that nothing in this Section 3.24(g) shall be deemed to alter the rights of the Purchaser set forth in Section 2.01 nor the representation provided in Section 3.24(d), and in the event of any conflict between this Section 3.24(g) and either Section 2.01 or Section 3.24(d), the terms of Section 2.01 and Section 3.24(d) shall govern.
3.    The definition of “Non-Compete Period” is amended and restated in its entirety to read as follows:
“Non-Compete Period” means the period beginning on the Closing and ending on the fifth (5th) anniversary of Closing; provided, that, in the case of Business or customers, as applicable, located in the European Union or Mexico, such period shall end on the third (3rd) anniversary of Closing.
4.    All references to “this Agreement” in the Agreement, and any references to the Agreement in any other Ancillary Agreement, shall mean the Agreement as amended by this Amendment. References in the Agreement to provisions “herein” or attachments “hereto” shall include the provisions of this Amendment.
5.    This Amendment, together with the Agreement, the Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral among the parties hereto with respect to the subject matter hereof and thereof. Except as amended hereby, the Agreement remains in full force and effect.
6.    This Amendment may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
7.    The provisions of Sections 8.12 and 8.13 of the Agreement shall apply to this Amendment, and all references in such sections to “this Agreement” shall mean “this Amendment”.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

SYNNEX CORPORATION

By: /s/ Simon Y. Leung
Name: Simon Y. Leung
Title: Senior Vice President
General Counsel & Corporate Secretary

DATATEC LIMITED

By: /s/ Ivan Dittrich
Name: Ivan Dittrich
Title: Chief Financial Officer

DATATEC PLC

By: /s/ Ivan Dittrich
Name: Ivan Dittrich
Title: Chief Financial Officer

[Signature to Amendment No.1 to Share Purchase Agreement]